EXHIBIT 10.7

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (the “Agreement”) is made effective as of June 30, 2002, by and between Lowrie Management, LLLP, a Colorado limited liability limited partnership (“Licensor”), and VCG Holding Corp., a Colorado corporation including all of its existing and future subsidiaries (“Licensee”).

RECITALS

A.  Licensor owns all right, title and interest in the trademark for the “PT’s” name and logo (the “Trademark”) registered with the United Stated Patent and Trademark Office, Reg. No. 2,043,156.

B.  Licensee desires to license the Trademark from Licensor for use in its nightclub business, and, Licensor is willing to grant the license, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the adequacy and sufficiency of which are acknowledged, the parties agree as follows:

Article I:    Grant of Trademark License and Release

Section 1.1    Subject to all of the terms and conditions of this Agreement, Licensor hereby grants to Licensee in perpetuity, subject to termination provisions herein, a non-exclusive, non-transferable, license to use the Trademark. Licensor reserves the right to use, or license others to use, the Trademark in connection with any and all activities and products.

Section 1.2    Because Licensor and Licensee are affiliates of each other, it is agreed that no license fee shall be charged to Licensee unless and until, either: 1.) an independent valuation is performed to determine a fair and reasonable fee for the license; or 2.) a majority of independent directors of Licensee determines a reasonable and fair fee for the license. Licensee shall be obligated to pay Licensor license fees established in accordance with the foregoing.

Section 1.3    Licensee shall not have the right to sublicense any rights granted hereby to any party without the prior written consent of Licensor.

Article II:    Term

Section 2.1    This Agreement shall remain in full force and effect unless and until terminated in accordance with Article V hereunder.

Article III:    Quality Standards and Inspection

Section 3.1    Licensee agrees that the nature and quality of products and services it sells or otherwise provides in connection with the Trademark (the “Trademarked Products and Services”), and all related advertising, promotional and other related uses of the Trademark by Licensee, shall conform to reasonable quality standards set by, and be subject to the ultimate control of Licensor. Parties agree that so long as the quality of Licensee’s advertising, promotional and other related uses of the Trademark conform to such standard, it shall be deemed to be in compliance with this provision.

Section 3.2    Upon reasonable request by Licensor and no more than once per calendar year during the term of this Agreement, Licensee shall submit to Licensor a reasonable number of samples of the Trademarked Products and Services packaged as they actually appear on the market.

Article IV:    Covenants

Section 4.1    Licensee acknowledges the validity and value of the Trademark and Licensor’s rights thereto and the goodwill represented thereby and agrees that at no time, during or subsequent to the term of this Agreement, shall it directly or indirectly contest the validity of Licensor’s rights to the Trademark and the goodwill represented thereby. Licensee agrees that its use of the Trademark will inure to the benefit of Licensor.

Section 4.2    Licensee shall not use the Trademark except as permitted by this Agreement, nor shall it, at any time during or after termination of this Agreement, use the name PT’s or its logo, any other mark, or any variation, or “knock off” thereof, for any purpose intended to trade upon the good will represented by the Trademark, other than the sale of the Trademarked Products and Services in conformity with this Agreement.

Section 4.3    If Licensor becomes aware of any activity by any unlicensed third party which raises a question of infringement of the Trademark, Licensor shall take such action and institute such proceedings as, in its sole direction, it believes necessary and appropriate under the circumstances to cause the unauthorized use to be terminated. Any suit or other proceeding on account thereof shall be prosecuted by Licensor in its discretion and, whenever possible, in the name of Licensor. Licensee shall not institute any legal action against infringers or potential infringers of the Trademark. The expenses of any such proceedings shall be borne by Licensor and any damages recovered shall be retained by Licensor. If, however, Licensee shall, in the judgment of Licensor, be required as a party plaintiff, Licensee hereby authorizes Licensor to so add it as such party, and to conduct the prosecution of the action in joint name through Licensor’s counsel, at Licensor’s expense and with any recovery to be retained by Licensor. Licensor shall reimburse any reasonable expenses incurred by Licensee in connection with being a joint party, however, if Licensee elects to hire its own counsel, rather than being represented by counsel of Licensor in such proceeding, its shall be responsible for payment of its own legal fees.

Section 4.4    If any suit, action or other proceeding shall be instituted or threatened against Licensee by a third party for trademark infringement with respect to the Trademark, then Licensor shall have full control of the defense and shall be liable for the entire expense of such suit, action or proceeding.

Section 4.5    Licensee shall indemnify and hold Licensor harmless from and against all claims, demands and liabilities, and all costs and expenses (including reasonable attorneys fees) incurred as a result of any claim or action arising out of Licensee’s activities under this Agreement.

Section 4.6    Licensor shall indemnify and hold Licensee harmless from and against all claims, demands and liabilities, and all costs and expenses (including reasonable attorneys fees) incurred as a result of any claim or action arising out of Licensor’s activities under this Agreement.

Section 4.7    Licensee acknowledges that any use of the Trademark other than in accordance with this Agreement may cause irreparable damage to Licensor. Therefore, in the event of any such breach or threatened breach by Licensee, Licensor shall be entitled, in addition to and not in lieu of damages, to seek specific relief including without limitation, an order preliminarily enjoining any such breach or threatened breach before trial.

Section 4.8    Throughout the term of this Agreement, Licensor shall maintain the registration for the Trademark and shall take such other action as it deems reasonable and necessary to maintain the integrity of the Trademark.

Article V:    Termination

Section 5.1    Licensor shall have the right to terminate this Agreement if Licensee breaches any of the material terms or conditions set forth in this Agreement and it shall fail to remedy such breach within 30 days after notice of the breach is given by Licensor.

Section 5.2    Licensor shall have the right to terminate this Agreement if:

5.2.1  a court having jurisdiction shall enter a decree or order for relief in respect of in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Licensee, or for any substantial part of its property, or ordering the winding-up or liquidation of her affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

5.2.2    Licensee shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Licensee or for any substantial part of her property, or shall make any general assignment for the benefit of creditors, or shall fail to pay her debts as they become due;

5.2.3    There is be a change in control of Licensee.

5.2.4    Any other event shall arise whereby Licensee’s rights under this Agreement might, by operation of law or otherwise, devolve upon or pass to any person, firm, corporation or other entity.

Section 5.3    Upon termination of the license granted by this Agreement for any reason, Licensee shall immediately discontinue all use of the Trademark.

Article VI:    Miscellaneous

Section 6.1    Notices.    Any notice required or permitted to be given under this Agreement shall be in writing and shall be sent via U.S. mail or overnight courier service, to the addresses set forth below.

If to Licensor:

Lowrie Management, LLLP
1601 West Evans, Suite 200
Denver, CO 80223
Attn: Troy Lowrie

If to Licensee:

VCG Holding Corp.
1601 West Evans, Suite 200
Denver, CO 80223
Attn: Micheal Ocello, President

Either party may change the address to which notices or requests shall be directed by written notice to the other party, but until such change of address has been received, any notice or request sent to the above address shall be effective upon mailing and shall be considered as having been received three (3) business days after mailing or, in the case of an overnight courier service, upon the scheduled delivery date.

Section 6.2    Entire Agreement.    This Agreement contains the entire understanding between the parties relating to use by Licensee of the Trademark. This Agreement supercedes and cancels all prior provisions and agreements, whether oral or in writing, with respect to such use by Licensee This Agreement may not be modified or amended in any manner except by an instrument in writing signed by both parties.

Section 6.3    Governing Law and Venue.    The construction of this Agreement will be governed and construed in accordance with the laws of the State of Colorado. Any claim or action arising under this Agreement shall be brought in a federal or state court with subject matter jurisdiction in the state of Colorado.

Section 6.4    No Waiver.    No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

Section 6.5    Assignment.    Licensee may not assign this Agreement without the prior written consent of Licensor.

Section 6.6    Counterparts.    This Agreement may be executed in two counterparts, which together shall be considered one and the same agreement and shall become effective when the two counterparts have been signed by both of the parties and delivered to the other, it being understood that all parties need not sign the same counterpart.

EXECUTION

The parties have caused this Agreement to be signed as of the day and year first above written, whereupon it became a legally binding agreement in accordance with its terms.

LOWRIE MANAGEMENT, LLLP

By:	/s/ TROY LOWRIE
Troy Lowrie President of GP,

VCG HOLDING CORP.

By:	/s/ MICHEAL OCELLO
Micheal Ocello, President

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